United States
Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.           )

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☒	Soliciting material pursuant to §240-14a-12

Maxim Integrated Products, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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     Forward-Looking Information and Risk Factors

     Certain statements in this Schedule are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements included or incorporated by reference in this Schedule, other than statements that are purely historical, are forward-looking statements, including statements regarding or implicating the Company’s expectations, intentions, plans, goals and hopes regarding the future. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions identify forward-looking statements. These statements involve risk and uncertainty. They include statements regarding the management and board’s belief that the Company is entering a period of growth necessitating significant increases in hiring; management and the board’s belief that it is imperative that the shareholders approve an addition to the Company’s employee stock option pool equal to 4% of the outstanding shares; the Company’s belief that options are the most important part of its compensation mix; the Company’s revenue, ship demand, gross margin, and growth forecasts; and the Company’s belief that it is in danger of losing the fuel for its engine of growth. Actual results could differ materially from those forecasted based upon, among other things, the Company making incorrect assumptions, projections or estimates for the estimated amounts and percentages for its long-range plan forecasts and market shares, general market conditions and market developments that could adversely affect the growth of the mixed-signal analog market, the Company making incorrect assumptions regarding the need for increases in hiring, an increase in its option pool and the importance of options to its compensation mix, as well as other risks described in the Company’s Form 10K for the fiscal year ended June 28, 2003.

     All forward-looking statements included in this Schedule are made as of the date hereof, based on the information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

     Additional Information and Where to Find it

     In connection with the Company’s proposal to increase the shares available for issuance under its employee stock option plans (the “Proposal”), Maxim will file one or more Proxy Statements on Schedule 14A with the Securities and Exchange Commission relating to a solicitation of proxies from the stockholders of Maxim in connection with a meeting of stockholders to be held for the purpose of approving the Proposal. Maxim may also file other proxy solicitation materials regarding the Proposal. All investors and security holders are advised to read these Proxy Statements in their entirety when they become available, because they will contain important information regarding Maxim, the Proposal, the persons soliciting proxies in connection with the Proposal on behalf of Maxim and the interests of these persons in the Proposal and related matters.

Maxim intends to mail the definitive Proxy Statement to its stockholders once such Proxy Statement is available. Investors and security holders may obtain a free copy of the definitive Proxy Statement when available and other documents filed by Maxim with the Commission at the Commission’s web site at http://www.sec.gov. Free copies of the definitive Proxy Statement when available may also be obtained by directing a request via mail or fax to Maxim Integrated Products, Inc., Carl Jasper, Chief Financial Officer, 120 San Gabriel Drive, Sunnyvale, California 94086, fax number (408) 331-1212. In addition to the Proxy Statements, Maxim files annual, quarterly, and special reports, proxy statements and other information with the Commission. You may read and copy any reports, statements, or other information filed by Maxim at the Commission’s public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the Commission’s other public reference room in New York, New York. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Maxim’s filings with the Commission are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

     Participants in the Solicitation

     Maxim and its directors, executive officers and certain members of their management and other employees may be soliciting proxies from its stockholders in favor of the Proposal and other related matters. Information concerning persons who may be considered participants in the solicitation of Maxim’s stockholders under the rules of the Commission will be set forth in the Proxy Statements to be filed on Schedule 14A with the Securities and Exchange Commission relating to a solicitation of proxies from the stockholders of Maxim in connection with a meeting of stockholders to be held for the purpose of approving the Proposal.

PROPOSED INCREASE IN SHARES
AVAILABLE FOR ISSUANCE UNDER MAXIM’S
EMPLOYEE STOCK OPTION PLAN

     The management and the board of directors of Maxim believe that the Company is entering a period of growth necessitating significant increases in hiring. In order to achieve Maxim’s long-range plan and maximize shareholder value, management and the board of directors believe it is imperative that the shareholders approve an addition to our employee stock option pool equal to 4% of our outstanding shares. The rationale for this addition to the pool is set forth below:

Maxim’s Option Program Works.

•	Over the last 10 years ended December 31, 2003, Maxim’s stock price has appreciated at a compound annual growth rate (“CAGR”) of 32.4%, significantly higher than Analog Devices (27.2%) and Linear Technology (26.4%), its two primary competitors.

•	On average, Maxim made option grants net of cancellations of 4.9% of diluted shares per year over the last 10 years ended FY 2003 (reduced to an average of 3.8% over the past 5 years). During this time, the Company increased its stock price from approximately $3 per share to $50 per share, a 16.6 fold increase.

•	In this same 10-year period, Maxim’s two primary competitors, Analog Devices and Linear Technology, made option grants net of cancellation of about 2.8% of diluted shares per year but only increased their stock prices 10.75 fold (a 26.8% CAGR).

•	While stock options are extremely valuable to employees, a careful analysis indicates that a large increase in option grants does not necessarily have a significant cost to shareholders. It takes a very small increase in the rate of stock price appreciation to fully offset the impact of granting more options. For example, if over a 10-year period a company grants options equal to 2% of outstanding shares per year and grows at a CAGR of 25%, the break-even CAGR to fully compensate existing shareholders for granting 4% options is 25.8%. Any CAGR above 25.8% provides a return premium to the shareholders. We believe Maxim’s superior CAGR of 32.4% resulted in significant measure from our higher option grant rate. If we are correct, the financial benefits to the existing investors from higher appreciation of our stock far outweighed the value transfer caused by the higher option grants.

Had Maxim’s stock price appreciated at the same average compound annual rate (26.8%) as Analog and Linear, its market value today would be only $11 billion, $6 billion less than its current value of approximately $17 billion. Maxim is convinced that it could not have achieved such superlative performance nor outperformed its closest competitors by such a large margin without its option program.

Maxim employees are not over compensated.

     Maxim’s compensation program is heavily tilted toward performance rather than guaranteed cash payments.

•	Maxim’s salaries are generally lower than in comparable companies.

•	Officers: At $300,000 for the CEO and $200,000 for the Vice Presidents, Maxim estimates its officers’ annual salaries are 33% to 75% lower than industry averages. Despite these low salaries, during the industry downturn in FY 2003, the CEO salary was reduced 100% and vice president salaries were reduced 30% in order to maximize profits.

•	R&D and Engineering. Maxim’s technical people earn lower salaries (on average) than are paid in comparable companies. A sample of 19 recent hires in engineering showed that these new employees joined Maxim at salaries that were 14% less, on average, than they earned with their previous employers.

•	Bonus. Maxim pays officer bonuses only upon meeting aggressive individual and company performance goals. Officer bonuses are paid under a plan approved by shareholders and are conditioned on Maxim achieving annual increases (target: 30%) in earnings per share and stock price. (Note: In FY 2002, the downturn in the industry resulted in officers’ bonuses being zero despite the fact that Maxim earned $259.2 million in that year, which was significantly more than its closest competitors, Analog Devices and Linear Technology earned in the comparable period.)

•	Stock Options. Stock options are granted to employees first and foremost to stimulate employee productivity for the purpose of maximizing shareholder value. Options are also used and are quite necessary to make up for the lower salaries Maxim pays. Maxim employees are a self-selected group of entrepreneurs that realize that they can only gain if the shareholders gain much more.

When viewed in total—salary, bonus and options—Maxim’s employees are not over-compensated for the risks they take and the extraordinary achievements they deliver. Maxim believes options are the most important part of its compensation mix.

Maxim’s Option Plan is Managed for the Best Interests of the Shareholders.

•	Maxim only grants employee options that have been approved by shareholders.

•	All of Maxim’s employee options are granted at fair market value.

•	Maxim does not re-price its options.

•	Over 85% of Maxim’s employees receive options.

•	On average (last five years), 86% of Maxim options have been granted to employees below the officer level.

•	Almost 30% of options have been granted to new employees (average of last six years including estimate for FY 2004).

•	Almost 50% of options go to R&D and engineering personnel, which are the lifeblood of the company and the primary drivers of Maxim’s growth.

•	Maxim has been proactive in reducing its rate of option grants over the past several years. Our average grant rate net of cancellations for the past 10 years ended FY 2003 was 4.9% compared to 3.8% for the past 5 years.

Maxim’s option program is broadly based, and is concentrated where it will do the most good for shareholders: on new employees, which are needed for our growth and on technical personnel, which are the drivers of our growth.

It is Imperative that Maxim Add a Minimum of 4% to its Option Pool.

•	Because of Maxim’s unusually heavy emphasis on performance compensation in lieu of salary, the Company needs more options than companies that use a different compensation model.

•	We believe Maxim’s shareholders will prosper from our projected performance and growth. FY 2005 gross margin is expected to be above 72%, operating margin above 50%, and EPS greater than $2.00 per share. Ship demand (consumption) of Maxim products is projected to grow from $1.1 billion in FY 2003 to $5.0 billion in FY 2008, a compounded annual growth rate of 34%.

•	Maxim’s management and board of directors believe it is in danger of losing the fuel for its engine of growth. For the last 10 years, the Company’s headcount increased an average of

22% per year. Options available to support this increase in headcount averaged 4.9% (reduced to an average of 3.8% over the past 5 years) of diluted shares per year. Expected growth in revenue for FY 2004 and FY 2005 will result in about a 45% increase in headcount during this period. For FY 2004, the Company increased available options by only 2.9%. By adding options equal to 4% of our outstanding shares this year, our average option additions for fiscal years 2004 and 2005 will have been reduced to 3.5%, down significantly from the 4.9% that sustained us through the last decade.

•	One size does not fit all and Maxim should not be held to the same standard when it comes to determining the proper size of its option pool as companies which rely more on salary for compensation and which do not grow as rapidly.

Maxim is a unique company that has, since going public 16 years ago, been one of the best performers for its shareholders of any company in the world. It has achieved that distinction by recruiting highly talented and driven people. These people are motivated not by salary but by the opportunity to build something great and to share in the wealth created in the process. Maxim believes that the best way to motivate them is to make them owners. This partnership of labor and capital has produced outstanding results, in which the whole has proven to be significantly greater than the sum of the parts. Accordingly, Maxim’s shareholders have fared extraordinarily well—much better, we believe, than if we had granted fewer options. There is powerful evidence to this effect in the comparison of our performance to our peer group of competitors. Given the results we have achieved to date and the opportunity that lies ahead, is there any reason to gamble on changing our formula for success?

Appendix — Script for Presentation to Shareholders

Slide 1 — The Private Securities Litigation Reform Act

Slide 2 — Topics for Discussion

     To seek support for our employee stock option program.

     Maxim has obtained stockholder approval of every employee option share granted in the past. We have always honored the rights and interests of our stockholders regarding option shares. Our past performance for over two decades clearly demonstrates how a partnership between stockholders and employees can work to the enormous benefit of both groups.

     Maxim’s management of our employee option program is fully consistent with modern principles of corporate governance.

     Slide 3 — Options Distribution is Heavily Weighted to Critical Technical Functions

     Our option plan is broad-based:

•	Virtually all of Maxim’s salaried employees receive options; and

•	85% of options are held by non-officers.

     Our plan targets the right employees and the right groups of employees:

•	Over the last 6 years almost 32% of options have been granted to new employees; and

•	R&D and engineering personnel, the lifeblood of the company and the primary drivers of Maxim’s growth hold 50% of all outstanding options.

     All options are granted at 100% of fair market value, vest over long periods and are not repriced.

     The interests of our employee option holders are fully aligned with the interests of our stockholders.

Stockholder Approval of a 4% Option Pool

     At a stockholders meeting to be held in a few months, we intend to ask our stockholders to approve an increase in our option pool of 4% of outstanding shares.

     This is the number both the Board and management believe is essential for success over the course of the next year.

     Nevertheless, that pool size is beyond what ISS would support, based on their technical Stockholder Value Transfer (SVT) rule.

     If you were to follow ISS’s recommendations, you would VOTE TO END our option program.

     We believe this would be disastrous for us and for you as a shareholder of Maxim.

     We are asking you instead to take control of voting your Maxim shares and not abdicate that responsibility by relinquishing your authority to ISS or ISS rules.

Our performance

Slide 4 – Top 41 IPOs 1980-2002
Slide 5 – All-Time Greatest IPOs (Last 23 Years)
Slide 6 – Fortune Magazine Ranks Maxim the 11th Best Stock of the 90s

     At today’s $47 stock price, Maxim’s stock has increased over 13,000% since the Company’s IPO and investors have seen the market cap grow at a compounded annual growth rate (CAGR) of nearly 40%.

Our Business Is Growing, And Needs Equity Incentives To Fuel This Growth

Slide 7 – Growing Share in Big Markets
Slide 8 – Long Range Plan – Ship Demand
Slide 9 – We Expect To Be A $2.1B Company In Fiscal 2005

     On June 11, 2004, the Company publicly released its 5-year forecasts of ship demand, or consumption of its products of $2.2 billion in fiscal 2005, increasing to $3.0 billion in fiscal 2006, $3.9 billion in fiscal 2007 and $5.0 billion in fiscal 2008. Our projected compound annual growth rate in consumption of our products is 34%. The Company forecasts that gross margin for fiscal 2005 will be above 72% of net revenues, and that operating margin will be above 50% of net revenues resulting in earnings per share of more than $2.00 per share.

     If we can achieve that plan, we believe it will result in a larger market cap and more liquidity for your shares.

     This growth cannot happen without people. Our current roster of employees must continue to perform, and many new people must be attracted to the Company if this plan is to become a reality. Our current plan is to hire about 1,300 employees through our fiscal year 2005.

Slide 10 — Stock Options Will Be Key to Meeting Our Recruitment Goals

     Hiring that number of employees in any company would be a major challenge. The challenge at Maxim is made even tougher because of our philosophy on managing our business.

     The Maxim business model has always been premised on extremely tight controls to minimize expense and maximize cash flow. As a result of this fundamental principle, our gross margins and operating margins are among the highest within our industry (nearly 70% and 43% respectively for Q304). Superior growth has resulted in a high earnings multiple and superior expense management has resulted in a relatively high EPS. You have been rewarded with superior stock performance. For every dollar we save that goes to the bottom line, you get between 30-45 times multiple for your shares.

     Strong expense control has meant tight control on employee cash compensation.

Slide 11 — Use of Options Helps Contain Salary Expense

     We believe our salary levels are near the low end in our industry. This slide shows previous pay information compared to Maxim’s pay for 19 recent technical hires (10 Dallas and 9 Maxim) made in Q304.

     We pay cash bonuses only on the basis of demonstrated achievement of measurable goals. Your Board and shareholders have approved our CEO and Executive bonus program which is based on two criteria: 1) year-over-year rate of growth in the Company’s earnings per share and 2) year-over-year increase in the market price of its stock. These two criteria correlate directly to the interest of our shareholders. Employee bonuses are earned based on achievements against stringent quarterly goals.

     We offer no retirement plan other than an employee self-funded 401(k).

     At the same time, we are extremely demanding. Maxim is well known in its industry as a very tough place to work.

     We want this reputation, because it means we attract those who are willing to work, driven by entrepreneurial zeal to achieve our and their financial goals. They turn out to be smart, aggressive, performance-based and very interested in making money.

     And, we have to have this type of employee to out-perform our competitors.

Slide 12 — Options and Recruiting

     Against this background – extremely tight cost control with resultant relatively low salaries, performance-based bonuses, no retirement plan, etc. – we have still been successful in recruiting and retaining the best and the brightest. The reason is our option program.

     We have always used stock options to achieve our goal of attracting the best. The best are willing, even anxious, to join us, in spite of low salaries and tough demands, because their efforts translate into the same financial payoff as our shareholders receive.

     Without that payoff, they will not join; they will not stay; Maxim would never have achieved its performance in the past; and we believe Maxim will not achieve its goal of 30% compound growth in ship demand for the future.

     Competition for recruiting and retaining outstanding employees is a never-ending challenge. That competition today is even tougher because business is picking up at our public company competitors and they too need to add people.

     Making matters worse for us, venture capital is again showering start-ups with funds. Under California law and with the encouragement of those venture capitalists, start ups can give out 30% or more of their equity for a founding team and with the blessing of those venture capitalists and specific California Department of Corporations rules, an additional evergreen pool of 30% or more of their equity in the form of options for the rest of the employees.

Options also Reduce Turnover

     It isn’t enough to recruit great people. We also have to retain them. Dallas Semiconductor is a good example of how a broad-based option program helped reduce their turnover, allowed for lower salaries and improved their overall work ethic:

•	We believe Maxim’s use of options has produced lower turnover at Dallas Semiconductor. Since Dallas’ merger with Maxim, their turnover rate for salaried employees has decreased from a high of 14% in 2000 to 3% in 2003.

Slide 13 – Effects of Dilution on Market Cap
Slide 14–Our Options Program Has Resulted in Modest Dilution

     The cost of our management and employee option equity to you is the difference between primary EPS and fully diluted EPS – a modest investment that has rewarded our investors with a stock price increase of over 13,000% since the Company’s IPO.

Slide 15 – Our Option Program Helps Differentiate Us from Slow Growth Companies

     We believe our option program contributes tremendously to our growth and without it, we would have been a slow or no growth company. Slow or no growth companies “earn” modest EPS multiples.

Using our historical EPS (though we could not have achieved those earnings without our option program), and applying an average slow or no growth multiple, your Maxim shares would be worth only a fraction of what they are worth today.

The Need for the Proposed 4% Increase in Our Option Pool

Slide 16 — Why Should You Consider Overriding ISS Guidelines

     Bear in mind that ISS will likely recommend a vote NO on a pool of any size for Maxim, because of the mechanical application of their Stockholder Value Transfer calculation.

Slide 17 — Higher Total Shareholder Returns Correlate with Higher Option Dilution and Higher Estimated ISS SVT

     That SVT formula has the inevitable and self-defeating result of penalizing companies whose market value increases over time. The higher the increase in market value the greater the penalty. For a high achieving company like Maxim, the crazy result is Zero options. We believe higher SVT and dilution correlates with higher shareholder returns when the company is out performing its peers.

Slide 18 — A 4% Share Increase is Critical to Our Future Growth

     Maxim has been successful in squeezing the size of its option pool over the last few years for two reasons:

1.	Maxim is always vigilant about minimizing dilution and maximizing stockholder value.

2.	Given the recession, the last few years have been a no-growth or slower than historical growth period.

     Today, the option pool cannot be reduced to less than the 4% to be asked.

     Maxim is at a critical point in its growth plan.

     To hire the 1,300 new employees needed over the course of FY2005 and to retain our existing workforce, we need a 4% increase.

     Maxim management has been making excellent decisions on behalf of its stockholders for years. Investors have to trust Maxim management to continue to make good decisions about vital matters. Having a sufficient stock option pool is one of those vital matters.

Why It Is Reasonable to Disregard ISS?

     The most obvious reason to disregard ISS is that Maxim has produced so well for you for so long.

     Further reasons: You do not need whatever protections ISS’s rule may offer. Maxim’s approach to option grants is thoughtful, broad-based and mainstream in terms of governance. Because all options are granted at 100% of fair market value, vest over long periods and are not repriced, the interests of employee option holders are truly aligned with the interests of our stockholders.

     Distribution of our options is heavily weighted to those functions that are critical to the long-term success of the company. Engineering and Business Unit Management account for 56% of the grants.

Slide 19 — Please Support Our Management

Management of the Company

     Maxim’s management is presided over by a small, 80% outsider, extremely knowledgeable Board. At every quarterly Board meeting, the Board receives and reviews the President’s analysis of the same set of financial statements that top management uses to run the company, and the top operating management of the company reports to the Board on the performance and prospects of their units. The board held 9 meetings in FY2003 including the 4 regular quarterly meetings. During FY2003, all directors attended at least 75% of the meetings of the Board and of the committees on which they served.

     Maxim’s management is among the best in the industry. Electronic Business magazine recognized this when it selected Jack Gifford as CEO of the year. Maxim has produced excellent results over long periods even when times have been tough for everyone. This comes from knowing its complex business in every detail.

     When Maxim management tells you that it really needs its option program to achieve its promised results, you should believe them. Let Maxim management’s track record speak for itself and vote yes in favor of the 4% proposed increase in the option pool. If you take control of voting your shares, Maxim will not disappoint you.

THE PRIVATE SECURITIES LITIGATION REFORM ACT Presentation Includes Forward Looking Statements about Maxim, the Industry, and the Economy Actual Results May Differ Materially from Predictions, Expectations, Beliefs and/or Intentions Maxim SEC Filings (10-Q and 10-K) and Annual Report to Stockholders Include Detailed Risk Factors Affecting Maxim's Ability to Achieve Its Goals Statements Based on Information Available Today and Maxim has no Obligation to Update Such Statements

TOPICS FOR DISCUSSION Maxim Financial Performance, Historical and Forecasted How Employee Stock Options Affect Company Performance Why Certain Metrics May Be Inappropriate for Evaluating Our Options Plan Proposal for 4% of Outstanding Shares for Next Year's Employee Stock Option Plan

CEO 1.8 2.6 4.4 1.9% 2.7% 4.6% VPs 5.3 5.0 10.3 5.5% 5.3% 10.8% Business Unit Management 3.1 4.3 7.4 3.2% 4.5% 7.7% R&D and Engineering 20.6 26.2 46.8 21.6% 27.4% 49.0% Manufacturing 7.5 10.3 17.8 7.9% 10.8% 18.7% Sales 2.4 2.8 5.2 2.5% 2.9% 5.4% Finance, Accounting, and Admin. 1.4 2.2 3.6 1.5% 2.3% 3.8% Total 42.1 53.4 95.5 44.1% 55.9% 100% Options Outstanding (millions) Percentage of Total Options Vested Unvested Total Vested Unvested Total OPTIONS DISTRIBUTION IS HEAVILY WEIGHTED TO CRITICAL TECHNICAL FUNCTIONS SLIDE 3

TOP 41 IPOs 1980-2002 Source: The Morgan Stanley Technology IPO Yearbook-October 3, 2003 SLIDE 4

ALL-TIME GREATEST IPOs (Last 23 Years) Maxim 7th Best Performing of All Time 9500% Increase in Value Since IPO 36%/Year CAGR for 15 Years Less Than 50% of IPOs Since 1980 Increased Over IPO Value Source: The Morgan Stanley Technology IPO Yearbook-October 3, 2003

FORTUNE MAGAZINE RANKS MAXIM THE 11th BEST STOCK OF THE 90's* Source: Zacks *Based on stock performance, 1990-99. Cisco AOL Dell EMC CMGI Solectron JDS Uniphase Tellabs Clear Channel Best Buy Maxim Integrated Products Veritas Software Charles Schwab Microsoft Sun Microsystems Safeguard Scientifics QLogic Yahoo Qualcomm Applied Materials 124,825% 81,400% 72,400% 68,314% 57,191% 21,233% 18,755% 16,921% 13,700% 9,376% 8,735% 8,536% 7,985% 7,483% 7,163% 6,816% 6,764% 6,744% 6,388% 6,350% BEST STOCKS % CHANGE, 1990-99 Maxim Is The Only IC Company In The Top 20!

GROWING SHARE IN BIG MARKETS Our FY03 SAM is done bottoms-up and is 1/2 of analog market We project our markets to double by FY08 (17% CAGR) We plan to double our share at the same time Data as of 11/03

Long Range Plan (5/04) - Ship Demand The Company's actual results could differ materially from those projected in forward-looking statements. 34% CAGR

WE EXPECT TO BE A $2.1B COMPANY IN FISCAL 2005 Fiscal 2003 Fiscal 2004 Fiscal 2005 Net Revenues $1.2B $1.4B $2.1B Gross Margin 69.8% 70.0% >72.0% Operating Margin as a % of Net Revenues 38.8% 42.3% >50.0% Earnings per share $0.91 $1.20 >$2.00

STOCK OPTIONS WILL BE KEY TO MEETING OUR RECRUITMENT GOALS 6/30/88 166 6/30/89 330 164 99% 6/30/90 543 213 65% 6/30/91 583 40 7% 6/30/92 668 85 15% 6/30/93 822 154 23% 6/30/94 1,210 388 47% 6/30/95 1,500 290 24% 6/30/96 1,917 417 28% 6/30/97 2,366 449 23% 6/30/98 3,016 650 27% 6/30/99 3,082 66 2% 6/30/00 4,277 1,195 39% 6/30/01 6,468 2,191 51% 6/30/02 6,124 (344) -5% 6/30/03 6,245 121 2% 6/30/04 est 7,770 1,525 24% 6/30/05 est 9,070 1,300 17% Merger with Dallas Outside of our merger with Dallas, FY04 and FY05 are expected to have the largest absolute increase in headcount in the history of the company. FY Ending Ending Headcount Annual % Chg Annual Increase SLIDE 10

USE OF OPTIONS HELPS CONTAIN SALARY EXPENSE $- $20,000 $40,000 $60,000 $80,000 $100,000 $120,000 $140,000 $160,000 $180,000 $200,000 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 19 Recent Technical Hires Salary Previous Salary Maxim/Dallas Salary SLIDE 11

OPTIONS AND RECRUITING We Will Need to Hire 1300 Employees in the Next Year to Meet Our Financial Plan Options Will Allow Us to Compete for Top Performers Competition for the Best and Brightest is Increasing as Business Improves

EFFECTS OF DILUTION ON MARKET CAP IPO DATE FUNDS RAISED ($) MARKET CAP @ IPO ($) COMPOUNDED ANNUAL CHANGE IN SHARES CHANGE IN SHARES 3/26/04 MARKET CAP ($) COMPOUNDED ANNUAL CHANGE IN MKT CAP Microsoft 03/13/86 39 81.1 15.5% 1248.6% 271,725.7 56.8% MAXIM 02/29/88 27 76.9 2.9% 58.2% 16,512.0 39.6% Altera 03/30/88 40 97.4 1.9% 34.2% 7,808.5 31.5% LLTC 5/28/86 43 124.9 1.4% 28.7% 11,873.3 29.1% Intel 10/13/71 8 60.1 8.8% 1457.7% 181,365.1 28.0% Analog Devices 03/11/69 1 20.0 3.2% 202.4% 18,348.6 21.5% Micron Tech 06/01/84 313 269.3 6.2% 232.6% 10,233.3 20.1% IDT 02/17/84 78 133.6 7.5% 325.9% 1,582.4 13.1% LSI Logic 05/13/83 218 515.0 4.8% 165.0% 3,688.3 9.9% Source: Company Data

OUR OPTIONS PROGRAM HAS RESULTED IN MODEST DILUTION Options granted 15.5 12.9 23.0 17.9 19.4 Options cancelled (5.7) (3.3) (3.8) (3.0) (6.4) Net option grants 9.8 9.7 19.2 14.9 13.0 Less shares repurchased (6.3) (5.9) (4.0) (20.1) (4.5) Net option grants after repurchases 3.5 3.8 15.2 (5.2) 8.5 Diluted shares 344.4 359.5 361.6 355.8 341.3 Net option grants as % of shares 2.9% 2.7% 5.3% 4.2% 3.8% 3.8% Net option grants after repurchases as % of shares 1.0% 1.1% 4.2% -1.5% 2.5% 1.5% 5-Year (Shares in millions) 6/26/99 6/24/00 6/30/01 6/29/02 6/28/03 Average SLIDE 14

OUR OPTIONS PROGRAM HELPS DIFFERENTIATE US FROM SLOW-GROWTH COMPANIES Texas Coca-Cola Instruments Maxim Sequential Revenue Growth Calendar Q104 -2% 6% 9% Gross Margin Calendar Q104 65% 45% 70% Operating Margin Calendar Q104 28% 16% 43% Net Income Calendar Q104 22% 12% 30% P/E as of 5/15/04 (trailing 12 months) 27x 31x 43x

WHY SHOULD YOU CONSIDER OVERRIDING ISS GUIDELINES? Maxim's Options Program has Delivered Many Years of Proven Performance ISS SVT Calculation Penalizes Companies that Perform Well for Shareholders Maxim has Always Used Options Responsibly and Maintains a Broad- Based Program

HIGHER TOTAL SHAREHOLDER RETURNS CORRELATE WITH HIGHER OPTION DILUTION AND HIGHER ESTIMATED ISS SVT -5% 0% 5% 10% 15% 20% 25% 30% 35% INTC TXN LLTC AMAT ALTR XLNX NVLS VTSS ADI MXIM COMPANY Est. ISS SVT % 10-YR Compound Share Price Appreciation 5-YR Avg Annual Option Dilution (w/o repurchases) 5-YR Avg Annual Option Dilution (with repurchases) SLIDE 17

Annual Share Inc Pool Share O/S as % Increase Ending Annual Annual Increase Shares On of O/S Per FY Ending: Headcount Increase % Chg Per Proxy Record Date Shares Employee 1989 330 164 99% 633,334 11,006,384 5.8% 1,919 1990 543 213 65% 1,000,000 11,338,295 8.8% 1,842 1991 583 40 7% 950,000 12,079,959 7.9% 1,630 1992 668 85 15% 825,000 12,729,356 6.5% 1,235 1993 822 154 23% 1,000,000 13,377,218 7.5% 1,217 1994 1,210 388 47% 765,000 14,059,863 5.4% 632 1995 1,500 290 24% 1,800,000 14,605,954 12.3% 1,200 1996 1,917 417 28% 1,700,000 29,863,028 5.7% 887 1997 2,366 449 23% 3,400,000 61,018,034 5.6% 1,437 1998 3,016 650 27% 3,750,000 64,276,009 5.8% 1,243 1999 3,082 66 2% 7,500,000 130,736,138 5.7% 2,433 2000 4,277 1,195 39% 6,000,000 137,450,029 4.4% 1,403 2001 6,468 2,191 51% 12,000,000 285,245,278 4.2% 1,855 2002 6,124 (344) -5% 13,200,000 328,389,485 4.0% 2,155 2003 6,245 121 2% 14,000,000 319,351,409 4.4% 2,242 2004 7,770 1,525 24% 9,400,000 327,776,365 2.9% 1,210 2005 9,070 1,300 17% 13,040,000 326,000,000 4.0% 1,438 4% INCREASE IN POOL OF SHARES AVAILABLE FOR OPTION GRANTS IS CRITICAL FOR OUR FUTURE GROWTH SLIDE 18

PLEASE SUPPORT OUR MANAGEMENT Employee Stock Options are Integral to Our Culture and Success Recruitment and Retention of Technical Experts are Essential to Support our Forecasted Growth Management Believes that 4% of Outstanding Shares is Needed to Support our Growth Plan

Forward-Looking Information and Risk Factors Certain statements in this Schedule are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements included or incorporated by reference in this Schedule, other than statements that are purely historical, are forward-looking statements, including statements regarding or implicating the Company's expectations, intentions, plans, goals and hopes regarding the future. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," variations of such words and similar expressions identify forward-looking statements. These statements involve risk and uncertainty. They include statements regarding the management and the board's belief that it is essential for success over the course of the next year that the shareholders approve an increase in the shares available for issuance under its employee stock option plans by 4% of outstanding shares; the Company's belief that following ISS's recommendations would be disastrous for the Company and for shareholders; the Company's 5-year forecasts of ship demand, growth rate, gross margin, operating margin and earnings per share; the Company's belief that if it can achieve its 5-year forecasts, its market cap will be larger and there will be more liquidity for shareholders' shares; the Company's plan to hire about 1,300 employees through fiscal year 2005; the Company's belief that without the financial payoff of stock options, employees will not join or stay at the Company; the Company's belief that it will not achieve its 30% compound growth in ship demand goal for the future without the proposed increase in the option pool; the Company's belief that its option program contributes tremendously to its growth; the Company's belief that to hire the 1,300 new employees needed over the course of FY2005 and to retain its existing workforce, the Company must have a 4% increase in the option pool; the Company's belief that it really needs its option program to achieve its promised results; the Company's belief that if shareholders take control of voting their shares, the Company will not disappoint them; the Company's projection that its markets will double by fiscal year 2008 at a 17% combined annual growth rate; the Company's plan to double its share of those markets during the same time; the Company's 5-year forecast of ship demand and a 34% combined annual growth rate of ship demand; the Company's 3-year forecast of net revenues, gross margin, operating margin and earnings per share; the Company's 2-year estimate of headcount; the Company's plan to hire about 1,300 employees through fiscal year 2005; the Company's belief that options will allow it to compete for top-performing employees; the Company's belief that competition for employees is increasing; the Company's belief that a 4% increase in pool of shares available for option grants is critical for its future growth; the Company's belief that employee stock options are integral to its culture and success; and the Company's belief that recruitment and retention of technical experts are essential to support its forecasted growth.

Forward-Looking Information and Risk Factors Actual results could differ materially from those forecasted based upon, among other things, the Company making incorrect assumptions, projections or estimates for the estimated amounts and percentages for its long-range plan forecasts and market shares, general market conditions and market developments that could adversely affect the growth of the mixed-signal analog market, the Company making incorrect assumptions regarding the need for an increase of 4% in its option pool and the positive effects of such an increase, including on the Company's market capitalization, liquidity of the Company's stock, employee hiring and retention, the effect on growth, meeting the Company's long-range forecasts, the Company's financial performance and stock price; the Company making incorrect assumptions regarding the effect of not increasing the option pool, including serious harm to the Company and the stock price and the Company making incorrect assumptions regarding the need for hiring employees, as well as other risks described in the Company's Form 10K for the fiscal year ended June 28, 2003. All forward-looking statements included in this Schedule are made as of the date hereof, based on the information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

Additional Information and Where to Find it Participants in the Solicitation Additional Information and Where to Find it In connection with the Company's proposal to increase the shares available for issuance under its employee stock option plans by 4% of outstanding shares (the "Proposal"), Maxim will file one or more Proxy Statements on Schedule 14A with the Securities and Exchange Commission relating to a solicitation of proxies from the shareholders of Maxim in connection with a meeting of shareholders to be held for the purpose of approving the Proposal. Maxim may also file other proxy solicitation materials regarding the Proposal. All investors and security holders are advised to read these Proxy Statements in their entirety when they become available, because they will contain important information regarding Maxim, the Proposal, the persons soliciting proxies in connection with the Proposal on behalf of Maxim and the interests of these persons in the Proposal and related matters. Maxim intends to mail the definitive Proxy Statement to its shareholders once such Proxy Statement is available. Investors and security holders may obtain a free copy of the definitive Proxy Statement when available and other documents filed by Maxim with the Commission at the Commission's web site at http://www.sec.gov. Free copies of the definitive Proxy Statement when available may also be obtained by directing a request via mail or fax to Maxim Integrated Products, Inc., Carl Jasper, Chief Financial Officer, 120 San Gabriel Drive, Sunnyvale, California 94086, fax number (408) 331- 1212. In addition to the Proxy Statements, Maxim files annual, quarterly, and special reports, proxy statements and other information with the Commission. You may read and copy any reports, statements, or other information filed by Maxim at the Commission's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the Commission's other public reference room in New York, New York. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Maxim's filings with the Commission are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov. Participants In The Solicitation Maxim and its directors, executive officers and certain members of their management and other employees may be soliciting proxies from its shareholders in favor of the Proposal and other related matters. Information concerning persons who may be considered participants in the solicitation of Maxim's shareholders under the rules of the Commission will be set forth in the Proxy Statements to be filed on Schedule 14A with the Securities and Exchange Commission relating to a solicitation of proxies from the shareholders of Maxim in connection with a meeting of shareholders to be held for the purpose of approving the Proposal.